EXHIBIT 10.2


                        BRIDGE BANK, NATIONAL ASSOCIATION

                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


                       ARTICLE I: PURPOSE; EFFECTIVE DATE

      The purpose of this Supplemental Executive Retirement Plan (the "Plan") is to provide supplemental retirement benefits for certain key employees of Bridge Bank, National Association, and subsidiaries or affiliates thereof. It is intended that the Plan will aid in retaining and attracting individuals of exceptional ability by providing them with these benefits. This Plan shall be effective as of August 1, 2004.


                            ARTICLE II: DEFINITIONS

      For the purposes of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

      2.1    ACCRUAL YEARS.  "Accrual Years" means the following:

             (a) For a Tier 1 Participant, the greater of fifteen (15) or the Years of Credited Service the Participant is projected to have at age fifty-five (55).

            (b) For a Tier 2 Participant, the greater of twenty (20) or the Years of Credited Service the Participant is projected to have at age fifty-five (55).

       2.2 ACTUARIAL EQUIVALENT. "Actuarial Equivalent" means equivalence in value between two (2) or more forms and/or times of payment based on a determination by an actuary chosen by the Committee. In determining equivalent value, the actuary shall use assumptions consistent with those required by the Financial Accounting Standards Board for disclosing the Plan's financial information to shareholders, and appropriate as of the date the calculation is performed.

      2.3 BENEFICIARY. "Beneficiary" means the person, persons or entity entitled under Article VI to receive any Plan benefits payable after a Participant's death.

      2.4 BOARD. "Board" means the Board of Directors of Bridge Bank, National Association.

      2.5    CHANGE IN CONTROL.

            (a) A "Change of Control" means the occurrence of any of the following events with respect to Employer:

               (i) A change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or in response to any other form or report to the regulatory agencies or governmental authorities having jurisdiction over Employer or any stock exchange on which Employer's shares are listed which requires the reporting of a change in control;

               (ii) Any merger, consolidation or reorganization of Employer in which Employer does not survive;

               (iii) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) of any assets of Employer having an aggregate fair market value of fifty percent (50%) of the total value of the assets of Employer, reflected in the most recent balance sheet of Employer;

               (iv) A transaction whereby any "person" (as such term is used in the Exchange Act) or any individual, corporation, partnership, trust or any other entity is or becomes the beneficial owner, directly or indirectly, of securities of Employer representing twenty-five percent (25%) or more of the combined voting power of Employer's then outstanding securities;

               (v) A situation where, in any one-year period, individuals who at the beginning of such period constitute the Board of Directors of Employer cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by Employer's shareholder(s), of each new director is approved by a vote of at least three-quarters (3/4) of the directors then still in office who were directors at the beginning of the period; or

               (vi) The shareholder(s) of the Employer approve the sale or transfer of substantially all of Employer's assets to parties that are not within a "controlled group of corporations" (as that term is defined in section 1563 of the Code) in which Employer is a member.

            (b) Notwithstanding the foregoing or anything else contained herein to the contrary, there shall be no change in control for purposes of this Plan if the event which would otherwise come within the meaning of the term "change in control" involves:

               (i) A reorganization at the direction of Employer solely to form a parent bank holding company which owns one hundred percent (100%) of Employer's common stock following the reorganization; or

               (ii) An Employee Stock Ownership Plan sponsored by Employer or its parent holding bank company which is the party that acquires "control" or is the principal participant in the transaction constituting a "change in control," as described above; or

               (iii) A reorganization in which Employer is merged with and into another wholly-owned bank subsidiary of Employer's parent bank holding company to consolidate operations under the charter of such other bank subsidiary.

      2.6    CODE.  "Code" means the Internal Revenue Code of 1986, as amended.

      2.7 COMMITTEE. "Committee" means the Administrative Committee appointed by the Board to administer the Plan pursuant to Article VII.

      2.8 COMPENSATION. "Compensation" means the base salary paid to a Participant and considered to be "wages" for purposes of federal income tax withholding. Compensation shall be calculated before reduction for any amounts deferred pursuant to any deferral arrangement by which the Participant can defer the current receipt of income. Compensation does not include bonuses, expense reimbursements, or any form of non-cash compensation or benefits.

      2.9 DISABILITY. "Disability" means a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as a result of which the Participant is unable to engage in any substantial gainful activity.

      2.10 EARLY RETIREMENT DATE. "Early Retirement Date" means the date on which a Participant terminates employment with Employer, if such termination date occurs on or after such Participant's attainment of age 55 and completion of 5 Years of Credited Service, but prior to his Normal Retirement Date.

      2.11 EMPLOYER. "Employer" means Bridge Bank, National Association, a national banking association, and any affiliated or subsidiary corporation designated by the Board, or any successors to the businesses thereof.

      2.12 FINAL AVERAGE COMPENSATION. "Final Average Compensation" means the Participant's Compensation during the last three full consecutive calendar years of employment with Employer, divided by three (3). If a Participant has less than three (3) consecutive calendar years of employment with Employer, "Final Average Compensation" means his annualized average Compensation over his Years of Credited Service with Employer.

      2.13 GOOD REASON. "Good Reason" means without the Participant's consent there occurs:

            (a) any material adverse change in the nature and scope of the Participant's position, responsibilities, duties, or a change of five (5) miles or more in the Participant's location of employment, and any material reduction in salary or benefits; or

            (b) any event which reasonably constitutes a demotion, significant diminution or constructive termination (by resignation or otherwise) of the Participant's employment.

      2.14 NORMAL RETIREMENT DATE. "Normal Retirement Date" means the date on which the Participant terminates employment with Employer if such termination date occurs on or after the earlier of a) the Participant's attainment of age sixty-five (65) and b) the date, on or after the Participant's attainment of age sixty-two (62), when the Participant's Years of Credited Service equal or exceed his Accrual Years.

      2.15 PARTICIPANT. "Participant" means any individual who is participating in or has participated in this Plan, and who has not yet received his full benefit hereunder, as provided in Article III.

      2.16 PARTICIPATION AGREEMENT. "Participation Agreement" means the agreement filed by a Participant and approved by Employer pursuant to Article III.

      2.17 RETIREMENT. "Retirement" means a Participant's termination from employment with Employer at the Participant's Early Retirement Date or Normal Retirement Date, as applicable.

      2.18 SUPPLEMENTAL RETIREMENT BENEFIT. "Supplemental Retirement Benefit" means the benefit determined under Article V of this Plan.

      2.19 TARGET RETIREMENT PERCENTAGE. "Target Retirement Percentage" shall equal the following:

            (a) For a Tier 1 Participant: 60% multiplied by a fraction, the numerator of which is the Participant's Years of Credited Service, not to exceed Accrual Years, and the denominator of which is Accrual Years.

            (b) For a Tier 2 Participant: 40% multiplied by a fraction, the numerator of which is the Participant's Years of Credited Service, not to exceed Accrual Years, and the denominator of which is Accrual Years.

      2.20 YEARS OF CREDITED SERVICE. "Years of Credited Service" means the Participant's number of whole calendar months of continuous service as an employee of Employer, divided by twelve (12).


                     ARTICLE III: PARTICIPATION AND VESTING

      3.1    ELIGIBILITY AND PARTICIPATION.

            (a) ELIGIBILITY. Eligibility to participate in the Plan is limited to a select group of management or highly compensated employees of Employer that are designated, from time to time, by the Board. The Board shall determine whether a Participant shall be a Tier 1 or a Tier 2 Participant.

            (b) PARTICIPATION. An employee's participation in the Plan shall be effective upon notification of such person by Employer of eligibility to participate, completion of a Participation Agreement by such person, and acceptance of the Participation Agreement by Employer. Except as modified by paragraph 3.2 below, participation in the Plan shall continue until such time as the Participant terminates employment with Employer and as long thereafter as the Participant is eligible to receive benefits under this Plan.

      3.2 CHANGE IN EMPLOYMENT STATUS. If the Board determines that a Participant's employment performance is no longer at a level which deserves reward through participation in this Plan, but does not terminate the Participant's employment with Employer, participation herein and eligibility to receive benefits hereunder shall be limited to the Participant's vested interest in such benefits as of the date designated by the Board. In such an event, the benefits payable to the Participant shall be based solely on the Participant's Years of Credited Service and Compensation as of the date designated by the Board.

      3.3 VESTING. A Participant whose employment with Employer terminates because of Disability, Normal Retirement, Death or for Good Reason within 24 months following a Change in Control shall be 100% vested in the Participant's Supplemental Retirement Benefit. On any other termination (including a termination of participation in accordance with Section 3.2), vesting shall be at a rate equal to 10% for each completed Year of Credited Service.

      3.4 SUICIDE; MISREPRESENTATION. Notwithstanding the provisions of Section
3.3 and Article IV and V, no benefit shall be paid to a Beneficiary if the Participant's death occurs as a result of suicide during the 24 successive calendar months beginning with the calendar month following the commencement of an individual's participation in this Plan. Similarly, no benefit shall be paid if death occurs within the 24 successive calendar months following commencement of an individual's participation in the Plan if the Participant has made a material misrepresentation in any form or document provided by the Participant to or for the benefit of Employer.

      3.5 DISCHARGE FOR CAUSE. Notwithstanding the provisions of Section 3.3 and Articles IV and V, no benefit shall be paid hereunder if a Participant's employment with Employer has been terminated for "cause." A termination for cause is a termination based upon the occurrence of any one of the following events:

            (a) The Participant's willful and intentional violation of any state or federal banking or securities laws, or of the Bylaws, rules, policies or resolutions of Employer, or the rules or regulations of the Federal Deposit Insurance Corporation, Office of the Comptroller of the Currency, or other regulatory agency or governmental authority having jurisdiction over Employer, which in the opinion of the Committee has or might have a material adverse effect upon Employer;

            (b) The Participant's conviction of (i) any felony or (ii) a crime involving moral turpitude, or the Participant's willful and intentional commission of a fraudulent or dishonest act; or

            (c) The Participant's willful and intentional disclosure, without authority, of any secret or confidential information concerning Employer or any customer of Employer, or taking any action which Employer's Board determines, in its sole discretion and subject to good faith, fair dealing and reasonableness, constitutes unfair competition with or induces any customer to breach any contract with Employer.


                          ARTICLE IV: SURVIVOR BENEFITS

      4.1 PRE-TERMINATION SURVIVOR BENEFIT. Subject to Sections 3.3 and 3.4, if a Participant dies while employed by Employer, Employer shall pay a lump sum survivor benefit to the Participant's Beneficiary equal to the Actuarial Equivalent value of the benefit the Participant could have received under
Article V had he voluntarily terminated employment with Employer on the date of death. Payment shall be made on the first business day of January in the calendar year immediately following the date of death or as soon thereafter as allowed by law. This benefit is in lieu of any other benefit payable under the Plan.

      4.2    POST-TERMINATION SURVIVOR BENEFIT.

            (a) DEATH PRIOR TO COMMENCEMENT OF BENEFITS. Subject to Sections 3.3 and 3.4, if a Participant dies following his termination of employment with Employer and prior to the commencement of benefits hereunder, Employer shall pay a lump sum survivor benefit to the Participant's Beneficiary equal to the Actuarial Equivalent value of the benefit the Participant had accrued under Article V at termination of employment with Employer. Payment shall be made on the first business day of January in the calendar year immediately following the date of death or as soon thereafter as allowed by law.

            (b) DEATH AFTER COMMENCEMENT OF BENEFITS. Subject to Section 3.4, if a Participant dies following his termination of employment with Employer and after payments have commenced in accordance with the form of benefit determined under Section 5.6, a survivor benefit will be paid if, and to the extent, provided for under such form of benefit.

                   ARTICLE V: SUPPLEMENTAL RETIREMENT BENEFITS

      5.1 NORMAL RETIREMENT BENEFIT. If a Participant retires at a Normal Retirement Date, Employer shall pay to the Participant an annual Supplemental Retirement Benefit equal to the Target Retirement Percentage multiplied by the Participant's Final Average Compensation. Payment shall commence on the first business day of January in the calendar year immediately following the Participant's Retirement or as soon thereafter as allowed by law.

      5.2 EARLY RETIREMENT BENEFIT. If a Participant retires at an Early Retirement Date, Employer shall pay to the Participant an annual Supplemental Retirement Benefit equal to the vested portion of the benefit determined under
Section 5.1. Payment shall commence on the first business day of January in the calendar year immediately following the Participant's attainment of age sixty-five (65) or as soon thereafter as allowed by law. The Participant may, however, request the commencement of benefits before this date and the Committee may, in its sole discretion, grant or deny such request. If the Participant's benefits commence at an earlier date, the amount of the payments shall be reduced on an Actuarial Equivalent basis.

      5.3 EARLY TERMINATION BENEFIT. If a vested Participant terminates employment with Employer prior to Retirement or death, Employer shall pay to the Participant the vested portion of the Supplemental Retirement Benefit as determined under Section 5.1. Payment shall commence on the first business day of January in the calendar year immediately following the Participant's attainment of age sixty-five (65) or as soon thereafter as allowed by law.

      5.4 DISABILITY BENEFIT. If a Participant receives a Supplemental Retirement Benefit under this Plan due to Disability, with the exception of vesting enhancements under Section 3.3, benefits will be payable as though the Participant voluntarily terminated employment on the date of Disability.

      5.5 CHANGE IN CONTROL. If a Participant's employment terminates for Good Reason within 24 months following a Change in Control, Employer shall pay to the Participant, in lieu of any other benefit under this Article V, the annual Supplemental Retirement Benefit as determined under Section 5.1 with the following adjustments:

            (a) The benefit shall be fully vested in accordance with Section
      3.3;

            (b) Accrual Years shall equal ten (10);

            (c) Payments shall commence on the first business day of January in the calendar year immediately following the Participant's attainment of age fifty-five (55) or as soon thereafter as allowed by law. For Participants who are age fifty-five or older at the time of termination for Good Reason following a Change in Control, payments shall commence on the first business day of January in the calendar year immediately following termination or as soon thereafter as allowed by law. In no event shall benefits commence prior to the Participant attaining age fifty-five
      (55). Any benefit payable under this Section 5.5 shall not be subject to reduction for early commencement.

            (d) The Supplemental Retirement Benefit payable under this Section
      5.5 shall be reduced, if necessary, to ensure that no payment or distribution by the Company or any other person to or for the benefit of the Participant will be subject to the excise tax imposed by Section 4999 of the Code.

      5.6 FORM OF BENEFIT PAYMENT. The Supplemental Retirement Benefit shall be paid in fifteen (15) equal annual payments.

      5.7 COMMENCEMENT OF BENEFIT PAYMENTS. Notwithstanding any other provision of this Plan to the contrary, no benefits shall be paid under this Article V until thirty (30) days after an appropriate application for such benefits has been made.

      5.8 WITHHOLDING; PAYROLL TAXES. Employer shall have the right to withhold from a Participant's base salary any applicable employment taxes or other taxes required to be withheld with respect to a Participant while the Participant is employed by Employer. In addition, Employer shall withhold from payments made hereunder any taxes required to be withheld from a Participant's wages under federal, state or local law.

      5.9 PAYMENT TO GUARDIAN. If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of his property, the Committee may direct payment of such Plan benefit to the guardian, legal representative or such person having the care and custody of such minor, incompetent or person. The Committee may require proof of incompetence, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Plan benefit. Such distribution shall completely discharge the Committee and Employer from all liability with respect to such benefit.


                       ARTICLE VI: BENEFICIARY DESIGNATION

      6.1 BENEFICIARY DESIGNATION. Each Participant shall have the right, at any time, to designate any person or persons as his Beneficiary or Beneficiaries (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of his death prior to complete distribution to the Participant of the benefits due under the Plan. Each Beneficiary designation shall be in a written form prescribed by the Committee, and will be effective only when filed with the Committee during the Participant's lifetime.

      6.2 AMENDMENTS; MARITAL STATUS. A Participant may change his Beneficiary designation without the consent of any designated Beneficiary by filing a new Beneficiary designation with the Committee. The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed. If a Participant's Compensation is community property, any Beneficiary designation shall be valid or effective only as permitted under applicable law.

      6.3 NO PARTICIPANT DESIGNATION. In the absence of an effective Beneficiary designation, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant's benefits, the Participant's designated Beneficiary shall be deemed to be the Participant's estate.

      6.4 EFFECT OF PAYMENT. The payment to the deemed Beneficiary shall completely discharge Employer's obligations under this Plan.

                           ARTICLE VII: ADMINISTRATION

      7.1 COMMITTEE; DUTIES. This Plan shall be administered by an Administrative Committee which shall consist of not less than three persons appointed by the Board. Any member of the Committee may be removed at any time by the Board. Any member may resign by delivering his written resignation to the Board. Upon the existence of any vacancy, the Board may appoint a successor. The Committee shall have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. A majority of the members of the Committee shall constitute a quorum for the transaction of business. A majority vote of the Committee members constituting a quorum shall control any decision.

      7.2 AGENTS. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to Employer.

      7.3 BINDING EFFECT OF DECISIONS. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

      7.4 INDEMNITY OF COMMITTEE. Employer shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense, or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.


                         ARTICLE VIII: CLAIMS PROCEDURE

      8.1 CLAIM. Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee which shall respond in writing as soon as practicable.

      8.2 DENIAL OF CLAIM. If the claim or request is denied, the written notice of denial should state:

            (a) The reason for denial, with specific reference to the Plan provisions on which the denial is based.

            (b) A description of any additional material or information required and an explanation of why it is necessary.

            (c) An explanation of the Plan's claim review procedure.

      8.3 REVIEW OF CLAIM. Any person whose claim or request is denied or who has not received a response within 30 days may request a review by notice given in writing to the Committee. The claim or request shall be reviewed by the Committee who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

      8.4 FINAL DECISION. The decision on review shall normally be made within 60 days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be 120 days. The decision shall be in writing and shall state the reason and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.


                ARTICLE IX: TERMINATION, SUSPENSION OR AMENDMENT

      9.1 TERMINATION, SUSPENSION OR AMENDMENT OF PLAN. The Board may, in its sole discretion, terminate or suspend this Plan at any time or from time to time, in whole or in part. The Board may amend this Plan at any time or from time to time. Any amendment may provide different benefits or amounts of benefits from those herein set forth. However, no such termination, suspension or amendment shall adversely affect the benefits of Participants which have vested prior to such action, the benefits of any Participant who has previously retired, or the benefits of any Beneficiary of a Participant who has previously died. Furthermore, no termination, suspension or amendment shall alter the applicability of the vesting schedule in Section 3.3 with respect to a Participant's accrued benefit at the time of such termination, suspension or amendment.


                            ARTICLE X: MISCELLANEOUS

      10.1 UNFUNDED PLAN. This Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of "management or highly compensation employees" within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security act of 1974, as amended ("ERISA"), and therefore to be exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA. Accordingly, the Plan shall terminate and no further benefits shall be paid hereunder if it is determined by a court of competent jurisdiction or by an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA which is not so exempt.

      10.2 UNSECURED GENERAL CREDITOR. Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest or claims in any property or assets of Employer, nor shall they be Beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts, or the proceeds therefrom owned or which may be acquired by Employer. Except as may be provided in Section 10.3, such policies, annuity contracts or other assets of Employer shall not be held under any trust for the benefit of Participants, their Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of Employer under this Plan. Any and all of Employer's assets and policies shall be, and remain, the general, unpledged, unrestricted assets of Employer. Employer's obligation under the Plan shall be that of an unfunded and unsecured promise to pay money in the future.

      10.3 TRUST FUND. Employer shall be responsible for the payment of all benefits provided under the Plan. At its discretion, Employer may establish one or more trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of such benefits. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of Employer's creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, Employer shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, Employer.

      10.4 NONASSIGNABILITY. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amount payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

      10.5 NOT A CONTRACT OF EMPLOYMENT. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between Employer and the Participant, and the Participant (or his Beneficiary) shall have no rights against Employer except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of Employer or to interfere with the right of Employer to discipline or discharge him at any time.

      10.6 PROTECTIVE PROVISIONS. A Participant will cooperate with Employer by furnishing any and all information requested by Employer, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as Employer may deem necessary and taking such other action as may be requested by Employer.

      10.7 TERMS. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or singular, as the case may be, in all cases where they would so apply.

      10.8 CAPTIONS. The captions of the articles, sections, and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

      10.9 GOVERNING LAW. The provisions of this Plan shall be construed, interpreted, and governed in all respects in accordance with applicable federal law and, to the extent not preempted by such federal law, in accordance with the laws of the State of California.

      10.10 VALIDITY. If any provision of this Plan shall be held illegal or invalid for any reason, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

      10.11 NOTICE. Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient in writing and hand-delivered, or sent by registered or certified mail, to any member of the Committee, or to Employer's statutory agent. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

      10.12 SUCCESSORS. The provisions of this Plan shall bind and inure to the benefit of Employer and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of Employer, and successors of any such corporation or other business entity.


                                          BRIDGE BANK, NATIONAL ASSOCIATION


                                          By: __________________________________
                                                 Chairman

                                          Dated: _______________________________